EXHIBIT 99.1

Press Release dated March 17, 2004

For Information Contact
At Greater Bay Bancorp:	At Silverman Heller Associates:
Byron A. Scordelis, President and CEO	Philip Bourdillon/Gene Heller
(650) 614-5751	(310) 208-2550
Steven C. Smith, EVP and CFO
(650) 813-8222

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP ANNOUNCES

$70 MILLION SHARE REPURCHASE PROGRAM

PALO ALTO, Calif., March 17, 2004—Greater Bay Bancorp (Nasdaq:GBBK), a $7.6 billion in assets financial services holding company, today announced that its Board of Directors has authorized the repurchase of up to $70 million of its common stock from time to time in privately negotiated transactions and in the open market.

Approximately $47 million of the authorized repurchases are expected to occur in a privately negotiated transaction simultaneously with the Company’s proposed private offering of zero coupon senior convertible debt securities due 2024 to raise up to $200 million in proceeds.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected including, but not limited to market price of our common stock, availability of our common stock for repurchase and general market and economic conditions. For a discussion of other factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2003 and particularly the discussion of risk factors within such documents.